Exhibit 1.1

$230,000,000

Diamond Foods, Inc.

7.000% Senior Notes due 2019

PURCHASE AGREEMENT

February 13, 2014

CREDIT SUISSE SECURITIES (USA) LLC,

As Representative of the Several Purchasers listed on Schedule A hereto,

c/o Credit Suisse Securities (USA) LLC (“Credit Suisse”),

Eleven Madison Avenue,

New York, NY 10010-3629

Dear Sirs:

1. Introductory. Diamond Foods, Inc., a Delaware corporation (the “Company”), agrees with the several initial purchasers named in Schedule A hereto (the “Purchasers”), subject to the terms and conditions stated herein, to issue and sell to the several Purchasers U.S. $230,000,000 principal amount of its 7.000% Senior Notes due 2019 (“Offered Securities”) to be issued under an indenture, dated as of February 19, 2014, and as supplemented through the Closing Date (the “Indenture”), between the Company and U.S. Bank National Association, as Trustee. The Offered Securities will be unconditionally guaranteed as to the payment of principal and interest by the subsidiaries listed on Schedule B hereto (the “Guarantors” and such guarantees, the “Guarantees”). Credit Suisse has agreed to act as the representative of the several Purchasers (the “Representative”) in connection with the offering and sale of the Offered Securities.

Substantially concurrently with the issuance of the Offered Securities, (i) the Company, the Guarantors, the other parties thereto and an affiliate of Credit Suisse, as administrative agent, will enter into that certain Term Loan Credit Agreement, dated on on or prior to the Closing Date (the “Term Loan Credit Agreement”), and (ii) the Company, the Guarantors, the other parties thereto and Wells Fargo Bank, N.A., as administrative agent, will enter into the that certain ABL Credit Agreement, dated on or prior to the Closing Date, each as described in the General Disclosure Package (together, the “Credit Agreements”). The Company intends to use the net proceeds of the offering of the Offered Securities, together with the proceeds of the Term Loan Credit Agreement and the net proceeds of OCM PF/FF Adamantine Holdings, Ltd.’s (“Oaktree”) substantially concurrent exercise of its warrant to purchase approximately 4.4 million shares of the Company’s common stock, to (a) prepay all indebtedness outstanding under, and terminate, the Credit Agreement dated as of February 25, 2010, by and among Diamond Foods, Inc., the lenders party thereto, Bank of America, N.A., Banc of America Securities LLC and Barclays Capital, (b) prepay all indebtedness outstanding under, and terminate, the 12.0% Senior Note due 2020 issued to OCM PF/FF Adamantine Holdings, Ltd. and the 12.0% Redeemable Note due 2020 issued to Oaktree, each dated May 29, 2012 (the “Oaktree Notes”), (c) pay all prepayment premiums to the holders of the Oaktree Notes, (d) make an additional inducement payment of $15,000,000 relating to Oaktree’s exercise of its warrant, (e) pay fees, expenses and original issue discount in connection with the foregoing clauses (a)-(d), and (f) to the extent any such proceeds remain after payment of the foregoing, fund general corporate purposes (clauses (a) through (f), collectively, the “Refinancing”).

Each of the Company and each Guarantor hereby agrees with the several Purchasers as follows:

2. Representations and Warranties of the Company and each Guarantor. Each of the Company and each Guarantor represents and warrants to, and agrees with, the several Purchasers that:

(a) Offering Circulars; Certain Defined Terms. The Company has prepared or will prepare a Preliminary Offering Circular and a Final Offering Circular.

For purposes of this Agreement:

“Applicable Time” means 11:00 a.m. (New York City time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Final Offering Circular” means the final offering circular relating to the Offered Securities to be offered by the Company and Guarantors that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).

“Free Writing Communication” means a written communication (as such term is defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.

“General Disclosure Package” means the Preliminary Offering Circular together with any Issuer Free Writing Communication existing at the Applicable Time and the information in which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule C-1 hereto.

“General Solicitation Communication” shall have the meaning set forth in Section 2 herein.

“Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering. As of the Applicable Time, assuming the accuracy of the Company’s representations in Section 6(a), each Issuer Free Writing Communication is set forth on Schedule C-1 or C-2 hereto.

“Permitted General Solicitation Communication” means the General Solicitation Communications set forth on Schedule D.

“Preliminary Offering Circular” means the preliminary offering circular, dated February 10, 2014, relating to the Offered Securities to be offered by the Company and Guarantors.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified in Schedule C-1 hereto. As of the Applicable Time, assuming the accuracy of the Company’s representations in Section 6(a), the Supplemental Marketing Materials consist of those set forth on Schedule C-2 hereto.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b) Disclosure. As of the date of this Agreement, the Final Offering Circular does not, and as of the Closing Date, the Final Offering Circular will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, and as of the Closing Date, neither (i) the General Disclosure Package, (ii) any individual Supplemental Marketing Material, when considered together with the General Disclosure Package, nor (iii) each Permitted General Solicitation Communication, when considered together with the General Disclosure Package, included, or will include, any untrue statement of a material fact or omitted, or will omit, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary or

Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Except as disclosed in the General Disclosure Package, the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) which have been incorporated by reference in the Preliminary or Final Offering Circular, when they were filed with the Commission, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations.

(c) Good Standing of the Company and the Guarantors. Each of the Company and each Guarantor has been duly incorporated or organized and is existing and in good standing under the laws of its jurisdiction of incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company and each Guarantor is duly qualified to do business as a foreign corporation or organization in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing in such other jurisdictions would not, individually or in the aggregate, result in or reasonably be expected to result in, a material adverse effect on the condition (financial or otherwise), results of operations, business, or properties of the Company, the Guarantors and their respective subsidiaries taken as a whole (“Material Adverse Effect”).

(d) Subsidiaries. Each of the Company’s significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act), each of which is set forth on Schedule F, has been duly incorporated or organized and is existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each such subsidiary is duly qualified to do business as a foreign corporation or organization in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing in such other jurisdictions would not, individually or in the aggregate, result in or reasonably be expected to result in, a Material Adverse Effect; and the capital stock of each such subsidiary is owned by the Company or a Guarantor, directly or through subsidiaries, free from any material liens, encumbrances and defects.

(e) Corporate Structure. The entities listed on Schedule F hereto are the only subsidiaries, direct or indirect, of the Company.

(f) Indenture. The Indenture has been duly authorized; the Offered Securities have been duly authorized; and when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform to the information in the General Disclosure Package and will conform to the description of such Offered Securities contained in the Final Offering Circular and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits and security provided by the Indenture.

(g) The Credit Agreements. The Credit Agreements have been duly authorized by the Company and the Guarantors; on the Closing Date, the Credit Agreements will have been duly executed and delivered by the Company and the Guarantors, and will constitute valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits and security provided by the Credit Agreements.

(h) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment.

(i) Guarantee. The Guarantee to be endorsed on the Offered Securities by each Guarantor has been duly authorized by such Guarantor; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date and issued, executed and authenticated in accordance with the terms of the Indenture, the Guarantee of each Guarantor endorsed thereon will have been duly executed and delivered by each such Guarantor, will conform to the description thereof contained in the Final Offering Circular and will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(j) No Registration Rights. Except as set forth in the General Disclosure Package, there are no contracts, agreements or understandings between the Company or any Guarantor and any person granting such person the right to require the Company or such Guarantor to file a registration statement under the Securities Act with respect to any securities of the Company or such Guarantor or to require the Company or such Guarantor to include such securities with the Offered Securities and Guarantees registered pursuant to any Registration Statement.

(k) Absence of Further Requirements. Subject to the accuracy of the representations and warranties set forth in Section 4 hereof, and compliance by the Purchasers with the offer and sale procedures set forth in this Agreement, no consent, approval, authorization, or order of, or material filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company or the Guarantors for the consummation of the transactions contemplated by this Agreement and the Indenture in connection with the offering, issuance and sale of the Offered Securities and the Guarantees by the Company and the Guarantors, except for such as have been made or obtained.

(l) Title to Property. Except as disclosed in the General Disclosure Package, and except as do not materially affect the value of such property or materially interfere with the use made or to be made thereof by them, the Guarantors and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects, and except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(m) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture and this Agreement, and the issuance and sale of the Offered Securities and Guarantees and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or any of their respective subsidiaries pursuant to, (i) the charter or by-laws of the Company, the Guarantors or any of their respective subsidiaries, (ii) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the properties of the Company, the Guarantors or any of their respective subsidiaries is subject, except in the case of clauses (ii) and (iii) above, for such breaches, violations, defaults, liens, or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantors or any of their respective subsidiaries.

(n) Absence of Existing Defaults and Conflicts. None of the Company, the Guarantors or their respective subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in, or reasonably be expected to result in, a Material Adverse Effect.

(o) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.

(p) Possession of Licenses and Permits. The Company, the Guarantors and their respective subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except where the failure to have obtained the same would not result in a Material Adverse Effect. The Company and the Guarantors and their respective subsidiaries have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(q) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantors, is imminent that could have a Material Adverse Effect.

(r) Possession of Intellectual Property. The Company, the Guarantors and their respective subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(s) Environmental Laws. Except as disclosed in the General Disclosure Package, none of the Company, the Guarantors or their respective subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(t) Accurate Disclosure. The statements in the General Disclosure Package and the Final Offering Circular under the headings “Tax Matters” and “Description of Notes” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries in all material respects of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(u) Absence of Manipulation. None of the Company, the Guarantors or their respective affiliates has, either alone or with one or more other persons, bid for or purchased for any account in which it or any of its affiliates had a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities.

(v) Statistical and Market-Related Data. Any third-party statistical and market-related data included in a Preliminary Offering Circular, a Final Offering Circular, or any Issuer Free Writing Communication are based on or derived from sources that the Company and the Guarantors believe to be reliable and accurate.

(w) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company and its Board of Directors (the “Board”) are in material compliance with Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function, and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply in all material respects with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”)

of the Board in accordance with Exchange Rules. Except as set forth in the General Disclosure Package, the Company has not publicly disclosed or reported to the Audit Committee or the Board, a material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), or any violation of, or failure to comply with, the Securities Laws, which, if determined adversely, would have a Material Adverse Effect.

(x) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, the Guarantors, any of their respective subsidiaries or any of their respective properties that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under the Indenture or this Agreement, or which are otherwise material in the context of the sale of the Offered Securities and the Guarantees, and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are to the Company’s or the Guarantors’ knowledge, threatened or contemplated.

(y) Financial Statements. The historical financial statements included in the General Disclosure Package present fairly the financial position of the Company, the Guarantors and their respective consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in all material respects in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(z) Information Incorporated by Reference. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the General Disclosure Package and the Final Offering Circular fairly presents the information called for and is prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

(aa) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, or properties of the Company, the Guarantors and their respective subsidiaries, taken as a whole, that is material and adverse; (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company or the Guarantors on any class of their capital stock; and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company, the Guarantors and their respective subsidiaries.

(bb) Investment Company Act. Neither the Company nor any Guarantor is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”), and neither the Company nor any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act.

(cc) Regulations T, U, X. Neither the Company nor any Guarantor nor any of their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(dd) Ratings. No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering any of the actions described in Section 7(b)(ii) hereof.

(ee) Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3)) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(ff) No Registration. Assuming the accuracy of the representations and warranties set forth in Section 4 hereof, and compliance by the Purchasers with the offer and sale procedures set forth in this Agreement, the offer and sale of the Offered Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof, Regulation D thereunder, and Regulation S thereunder, and it is not necessary to qualify an indenture in respect of the Offered Securities under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(gg) No General Solicitation; No Directed Selling Efforts. Neither the Company, nor any Guarantor, nor any of their respective affiliates, nor any person acting on its or their behalf (other than any Purchaser or any affiliate or representative of any Purchaser, as to whom the Company and the Guarantors make no representation or warranty) (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) has offered or will offer or sell the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) (any such communication constituting a form of general solicitation or a general advertising, is referred to herein as a “General Solicitation Communication”), other than the Permitted General Solicitation Communications or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S (“Regulation S”) under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. Any such General Solicitation Communications consented to by the Representatives are indentified on Schedule D hereto. The Company, the Guarantors, their respective affiliates and any person acting on its or their behalf (other than any Purchaser or any affiliate or representative of any Purchaser, as to whom the Company and the Guarantors make no representation or warranty) have complied and will comply with the offering restrictions requirement of Regulation S. Neither the Company nor any Guarantor has entered and neither the Company nor any Guarantor will enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

(hh) Reporting Status. The Company is subject to Section 13 or 15(d) of the Exchange Act.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.00% of the principal amount thereof plus accrued interest, if any, from February 19, 2014 to but excluding the Closing Date (as hereinafter defined), the respective principal amounts of securities set forth opposite the names of the several Purchasers in Schedule A hereto.

(a) The Company will deliver against payment of the purchase price the Offered Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global Securities in registered form without interest coupons (the “Offered Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Offered Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one permanent global security in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Circular. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Securities, interests in the Regulation S Global Securities may only be held by the DTC participants for Euroclear and Clearstream, Luxembourg. Interests in any permanent global securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Circular.

(b) Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same-day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Company at the offices of Cravath, Swaine & Moore LLP at 10:00 a.m., (New York City time), on February 19, 2014 or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the Closing Date.

4. Representations by Purchasers; Resale by Purchasers. (a) Each Purchaser severally represents and warrants to the Company and the Guarantors that it is a qualified institutional buyer as defined in Rule 144A (a “QIB”).

(b) Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company and the Guarantors.

(d) Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) other than a Permitted General Solicitation Communication. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

(e) Each Purchaser severally agrees that each sale of the Offered Securities shall only be made to persons whom the Purchaser reasonably believes to be QIBs or non-U.S. persons outside the United States to whom the Purchaser reasonably believes sales of the Offered Securities may be made in reliance upon Regulation S.

5. Certain Agreements of the Company and each Guarantor. The Company and each Guarantor agrees with the several Purchasers that:

(a) Amendments and Supplements to Offering Circulars. The Company and the Guarantors will promptly advise the Representative of any proposal to amend or supplement the Preliminary or Final Offering Circular and will not effect such amendment or supplementation without the Representative’s consent, which consent shall not be unreasonably withheld or delayed. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary or Final Offering Circular, the General Disclosure Package, any Supplemental Marketing Material or any General Solicitation Communication, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company and the Guarantors promptly will notify the Representative of such event and promptly will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the request of the Representative, an amendment or supplement which will correct such statement or omission. Neither the Representative’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.

(b) Furnishing of Offering Circulars. The Company and the Guarantors will furnish to the Representative copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Representative requests. At any time when the Company is not subject to Section 13 or 15(d), the Company and the Guarantors will promptly furnish or cause to be furnished to the Representative (and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c) Blue Sky Qualifications. The Company and the Guarantors will cooperate with the Purchasers and counsel for the Purchasers to qualify the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representative designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign corporation, file a general consent to service of process, or take any action that would subject it to taxation in any any jurisdiction where it is not presently qualified or subject to service of process or taxation.

(d) Reporting Requirements. For so long as the Offered Securities remain outstanding, the Company will furnish, upon request, to the Representative and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year, and the Company will furnish to the Representative and, upon request, to each of the other Purchasers (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company and the Guarantors as the Representative may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Purchasers.

(e) Transfer Restrictions. During the period of one year after the Closing Date, the Company will, upon request, furnish to the Representative, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(f) No Resales by Controlled Affiliates. During the period of one year after the Closing Date, the Company will not, and will not permit any of its officers, directors or controlled affiliates to, resell any of the Offered Securities that have been reacquired by any of them.

(g) Investment Company. During the period of two years after the Closing Date, neither the Company nor any Guarantor will be or become an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(h) Payment of Expenses. The Company and the Guarantors will pay all expenses incidental to the performance of their respective obligations under this Agreement and the Indenture, including but not limited to (i) the fees and expenses of the Trustee and its professional advisors; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (iv) any expenses (including reasonable fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States and Canada as the Representative designates and the preparation and printing of memoranda relating thereto; (v) any fees charged by investment rating agencies for the rating of the Offered Securities; and (vi) expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers. The Company and the Guarantors will also pay or reimburse the Purchasers (to the extent incurred by them) for costs and expenses of the Company’s officers and employees and any other expenses of the Company and the Guarantors relating to investor presentations on any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s and the Guarantors’ officers and employees; provided however, that the Purchasers will pay 50% of the costs and expenses related to chartering of airplanes for the purpose of such roadshow. Except as provided in this Agreement, the Purchasers shall pay all of their own costs and expenses.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Purchaser.

(j) Absence of Manipulation. In connection with the offering, until Credit Suisse shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, neither the Company the Guarantors nor any of their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities, and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(k) Restriction on Sale of Securities. For a period of 90 days after the date hereof, neither the Company nor any Guarantor will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or such Guarantor and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any such securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities

Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse. Neither the Company nor any Guarantor will at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(a)(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.

6. Free Writing Communications. (a) Issuer Free Writing Communications. The Company and each Guarantor each represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute (i) an Issuer Free Writing Communication (other than those set forth on Schedule C-1 or C-2) or (ii) a General Solicitation Communication (other than a Permitted General Solicitation Communication).

(b) Term Sheets. The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in or is subsequently included in the Final Offering Circular, including by means of a pricing term sheet in the form of Exhibit C-1 hereto or (ii) does not contain any material information about the Company or any Guarantor or their securities that was provided by or on behalf of the Company or any Guarantor, it being understood and agreed that the Company and each Guarantor shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) as compared with the information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package and any inaccurate Free Writing Communication shall not be considered an Issuer Free Writing Communication referred to in clauses (i) or (ii) above for purposes of this Agreement.

7. Conditions of the Obligations of the Purchasers. The obligations of the several Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of officers of the Company and the Guarantors made pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Purchasers shall have received letters, dated, respectively, the date hereof on the General Disclosure Package and the Closing Date on the Final Offering Circular, of each of Deloitte & Touche LLP and PricewaterhouseCoopers LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedules E-1 and E-2, respectively, hereto (except that, in any letter dated on the Closing Date, the specified date referred to in Schedule E-1 or E-2 hereto shall be a date no more than three days prior to such Closing Date).

(b) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, or properties of the Company, the Guarantors and their respective subsidiaries taken as a whole which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company or any Guarantor by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or any Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or any Guarantor has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company or any Guarantor on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representative impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(c) Credit Agreements. On or prior to the Closing Date, each of the Credit Agreements shall have been executed and delivered by the parties thereto, shall have become effective in accordance with its terms and the Representative shall have received documentation evidencing such completion reasonably satisfactory to the Representative.

(d) Refinancing Transactions. Substantially concurrently with the issuance of the Offered Securities on the Closing Date, the Refinancing shall have been consummated and the Representative shall have received documentation evidencing such completion reasonably satisfactory to the Representative.

(e) Opinion of Counsel for Company. The Purchasers shall have received an opinion, dated the Closing Date, of Winston & Strawn LLP, counsel for the Company and the Guarantors, in form and substance reasonably satisfactory to the Representative, substantially to the effect set forth in Exhibit A-1 hereto:

(f) Opinion of Counsel for Company. The Purchasers shall have received an opinion, dated the Closing Date of Perkins Coie LLP, counsel for the Company and the Guarantors, in form and substance reasonably satisfactory to the Representative, substantially to the effect set forth in Exhibit A-2 hereto.

(g) Opinion of Counsel for Purchasers. The Purchasers shall have received from Cravath, Swaine & Moore LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, and with reference to same in the Final Offering Circular, with respect to such matters as the Representative may require, and the Company and the Guarantors shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(h) Officers’ Certificate. The Purchasers shall have received certificates, dated the Closing Date, of an executive officer of the Company and the Guarantors and a principal financial or accounting officer of the Company and the Guarantors in which such officers shall state in their capacities as officers of the Company and not in their personal capacities that (i) the representations and warranties of the Company and the Guarantors in this Agreement are true and correct, (ii) the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, and (iii) subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no Material Adverse Effect, nor any development or event reasonably expected to result in a Material Adverse Effect, except as set forth in the General Disclosure Package and Exchange Act Reports or as described in such certificate.

The Company and the Guarantors will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Purchasers. The Company and the Guarantors will indemnify and hold harmless each Purchaser, its officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such

Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, any Issuer Free Writing Communication (including with limitation, any Supplemental Marketing Material) or any General Solicitation Communication, or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto) whether threatened or commenced and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) Indemnification of Company. Each Purchaser will severally and not jointly indemnify and hold harmless each of the Company, the Guarantors, each of the Company’s and Guarantors’ respective officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls the Company or such Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Purchaser Indemnified Party is a party thereto) whether threatened or commenced based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary and Final Offering Circular furnished on behalf of each Purchaser: under the caption “Plan of Distribution” the third paragraph, the second sentence in the thirteenth paragraph, the fourteenth paragraph and the fifteen paragraph; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof, but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the

Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, Credit Suisse may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to Credit Suisse and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their respective officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Company and the Guarantors shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company, the Guarantors and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(b), the Company and the Guarantors will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

11. Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Purchasers, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention: LCD-IBD, or, if sent to the Company or the Guarantors, will be mailed, delivered or telegraphed and confirmed to it at c/o Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, CA 94111, Attention: Raymond P. Silcock; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Purchaser.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

13. Representation of Purchasers. You will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by you jointly or by Credit Suisse will be binding upon all the Purchasers.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:

(a) No Other Relationship. The Representative has been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Guarantors and the Representative has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary or Final Offering Circular, irrespective of whether the Representative has advised or is advising the Company or the Guarantors on other matters;

(b) Arm’s-Length Negotiations. The purchase price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arm’s-length negotiations with the Representatives and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has and the Guarantors have been advised that the Representative and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Guarantors and that the Representative has no obligation to disclose such interests and transactions to Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company and each Guarantors waives, to the fullest extent permitted by law, any claims it may have against the Representative for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representative shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company or the Guarantors.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantor and the several Purchasers in accordance with its terms.

Very truly yours,

Diamond Foods, Inc.

	By:	/s/ Brian Driscoll
	Name:	Brian Driscoll
	Title:	President and Chief Executive Officer
The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

Kettle Foods, Inc.

	By:	/s/ Brian Driscoll
	Name:	Brian Driscoll
	Title:	President, Chief Executive Officer and Secretary

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ali R. Mehdi
	Name:	Ali R. Mehdi
	Title:	Managing Director

Acting on behalf of itself and as the Representative of the several Purchasers